EXHIBIT 99.1

NEWS RELEASE

Investors:	Cory Olson
(214) 303-3645

Media:	David Margulies
(214) 368-0909

DEAN FOODS ANNOUNCES PLANS TO CONSOLIDATE ITS BRANDED BUSINESSES

White Wave, Horizon Organic and Dean National Brand Group
Will Be Consolidated and Headquartered in the Boulder, Colorado Area

Steve Demos to Serve as President of Newly Consolidated Businesses

     DALLAS, August 4, 2004 – Dean Foods Company (NYSE: DF) today announced plans to consolidate its three branded businesses: White Wave, Horizon Organic and the Dean National Brand Group. The newly combined operation will be headquartered in the Boulder, Colo. area and is expected to have 2004 revenue of approximately $1.1 billion. The change is intended to enable the consolidated company to capture the full potential of its rapidly growing brands, to better serve its customers, leverage its scale, and increase profitability over time. Steve Demos, founder and president of White Wave, will serve as president of the newly consolidated company, and will continue to report to Gregg Engles, chairman and chief executive officer of Dean Foods. The consolidation is anticipated to be complete by late 2005.

     “We possess a strong stable of national brands with very high growth rates,” said Engles. “Our current structure, with three distinct organizations, including three sales forces and three separate supply chains, is not the right structure to tap the full potential of our brands. This new organization will allow us to streamline and simplify our business model, and is the right design to drive our business forward.

     “In addition to allowing us to leverage our scale and increase profitability, combining the three businesses will enable us to increase our investment in marketing and innovation,” continued Engles. “We also have significant opportunity to improve our go-to-market strategy, given the common customer bases of our branded businesses. Over time, we will simplify our supply chain with plants dedicated to the manufacture of our branded products.

     “We remain committed to driving increased shareholder value. These changes will lead to a stronger, purpose-driven organization, capable of capturing the tremendous opportunities ahead,” Engles concluded.

     Steve Demos founded White Wave in 1977, growing the company to nearly $300 million in revenue in 2003. As founder and president, he has been responsible for the strategic direction and operations of White Wave. Demos joined the Dean Foods organization following its acquisition of White Wave in May 2002. “Steve is a visionary business leader with unmatched passion, energy and commitment to creating a compelling and sustainable business,” said Engles. “Steve is highly respected within the natural and organic foods industry. He has exceptional experience in building the Silk brand that can now be applied to our strong portfolio of high growth brands.”

     In accepting his new position, Demos said, “By combining these three fine companies, we are creating a business with $1.1 billion in annual sales, growing over 20% per year. We sell innovative, authentic and nutritious products under strong brands. We own the largest and most dynamic natural and organic brands in the United States: Silk and Horizon Organic. We have a heritage of corporate and environmental stewardship that is part of the fabric of our culture and that we intend to build upon. And we have great people who have helped create these brands and for whom this new organization will create wonderful opportunities. I could not be more pleased to lead this new organization, or more excited about the opportunity.”

     Chuck Marcy, president of Horizon Organic, will assist in the integration of the three businesses and will remain with the company through January 2005. “We greatly appreciate Chuck’s efforts to further Horizon Organic and the organic foods industry as a whole. We are fortunate to have his leadership during this transition period,” Engles said. “Under Chuck’s leadership, Horizon Organic has become the nation’s leading dedicated organic food brand. Since our acquisition of the company, the brand’s growth has accelerated, reconfirming our belief that the Horizon Organic brand continues to have great growth prospects.”

     The consolidated company’s brand portfolio consists of Silk® and Sun Soy® soymilk, Horizon Organic® branded products, International Delight® coffee creamers, Hershey’s® milks and milkshakes, Land O’Lakes® milk and cream products, Marie’s® dips and dressings, The Organic Cow of Vermont® organic milk, Rachel’s

Organic™ organic dairy products sold in the U.K., and Dean’s® dips. Additional products include Horizon Organic’s and White Wave’s private label business, White Wave’s cultured soy and tofu products, Folgers® Jakada® milk and coffee beverages, and other non-core brands sold by the Dean National Brands Group. Dean Foods noted that currently the financial results for White Wave, Horizon Organic and the Dean National Brand Group are reported together and recognized as the Branded Products Group segment.

     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with an extensive refrigerated direct-store-delivery network. Through its White Wave and Horizon Organic subsidiaries, Dean Foods Company is also the nation’s leading manufacturer of soymilk, organic milk and other organic foods. The company’s Specialty Foods Group is a leading manufacturer of pickles and other specialty food products. Dean Foods Company and its subsidiaries operate approximately 120 plants in 36 U.S. states, Spain and the United Kingdom, and employ approximately 29,000 people.

     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to the company’s expectation that it will benefit from consolidating the three businesses. These statements involve risks and uncertainties which may cause results to differ materially from the statements set forth in this press release. The company’s ability to profit from its branding initiatives will depend on a number of factors, including primarily consumer acceptance of the company’s products. The company’s ability to meaningfully lower its cost structure within the projected timeframe will also depend on a number of factors, including whether and how quickly it can identify and implement cost saving initiatives. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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